CONTRACT OF SALE

BETWEEN

THE ENTITIES LISTED ON EXHIBIT A HERETO

AND

THE ENTITIES LISTED ON EXHIBIT B HERETO

DATED AS OF MAY 5, 2006

CONTRACT OF SALE

THIS CONTRACT OF SALE (this "Agreement"), dated as of May 5, 2006, is between THE ENTITIES LISTED ON EXHIBIT A HERETO (collectively, "Sellers") and THE ENTITIES LISTED ON EXHIBIT B HERETO (collectively, "Buyers").

1.  Sale and Purchase of Properties.

1.1.  Subject to the conditions and upon the terms of this Agreement, Sellers shall sell and transfer to Buyers, and Buyers shall purchase from Sellers, Sellers' rights, title and interests in and to all of the Real Estate, Buildings and Personalty constituting the Facilities described on Exhibit C hereto (individually, a "Property" and, collectively, the "Properties").

1.2.  For purposes of this Agreement, the following capitalized terms have the following meanings:

1.2.1.  "Agreement" as defined in the first paragraph hereof and including all Exhibits and Schedules attached hereto and made a part hereof.

1.2.2.  "Bills of Sale" means, collectively, the Bills of Sale, each dated as of the Closing Date, to be provided from Sellers to Buyers, transferring the Personalty from Sellers to Buyers.

1.2.3.  "Buildings" as defined in Section 1.2.54 hereof.

1.2.4.  "Buyers" as defined in the first paragraph hereof.

1.2.5.  "Buyers Indemnified Parties" as defined in Section 15.1 hereof.

1.2.6.  "Buyers' Knowledge" means the actual knowledge of C. Taylor Pickett and Daniel J. Booth.

1.2.7.  "Buyers Transaction Documents" means, collectively, this Agreement, the Bills of Sale, the Peak Assignment Agreement, the Peak Guaranty Assignment, the L/C Agreement, and all other documents and agreements now or hereafter to be executed and delivered by Buyers pursuant to this Agreement.

1.2.8.  "Claims" as defined in Section 15.1 hereof.

1.2.9.  "Closing" as defined in Section 9.1.1 hereof.

1.2.10.  "Closing Date" as defined in Section 9.1.1 hereof.

1.2.11.  "Commitments" as defined in Section 7.3.1 hereof.

1.2.12.  "Deeds" means, collectively, the special warranty deeds or the equivalent versions of special warranty deeds as may be utilized under applicable state law for any Properties, each dated as of the Closing Date, to be provided from Sellers to Buyers, transferring the Real Estate from Sellers to Buyers.

1.2.13.  "Environmental Claim" means the violation or alleged violation of an Environmental Law or the existence, presence or Release of any Hazardous Substances in connection with or based on any occurrence, event or condition at or relating to the use, possession, operation or management of the Properties.

1.2.14.  "Environmental Laws" means the rules and regulations of the Environmental Protection Agency and all applicable rules and regulations of federal, state and local laws, including statutes, regulations, ordinances, codes, rules, as amended, relating to the discharge of air pollutants, water pollutants or process waste water or Hazardous Substances or toxic substances including, but not limited to, the Federal Toxic Substances Act, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, each as amended, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency in effect at the Closing.

1.2.15.  "Facility" or "Facilities" means the skilled nursing facilities and independent living facility listed as Facilities on Exhibit C hereto.

1.2.16.  "Government Entity" means the United States of America or any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

1.2.17.  "Guarantors" means, collectively, each Guarantor as defined in the Member Guarantees.

1.2.18.  "Hazardous Substances" means any wastes, substances, or materials (whether solids, liquids or gases) that are deemed hazardous, toxic, pollutants or contaminants, including without limitation, substances defined as "hazardous wastes," "hazardous substances," "toxic substances," "radioactive materials," or other similar designations in, or otherwise subject to regulation under, any Environmental Laws. "Hazardous Substances" includes polychlorinated biphenyls (PCBs), asbestos, lead-based paints, infectious wastes, radioactive materials and wastes and petroleum and petroleum products.

1.2.19.  "HQM" means Home Quality Management, Inc.

1.2.20.  "HQM Master Lease" means the Master Lease Agreement, dated as of October 31, 2002, between LIC and the affiliate Tenants of HQM described as Tenant therein.

1.2.21.  "HQM-Omega Master Lease" means the Amended and Restated Master Lease, dated as of the Closing Date, between NRS and the affiliate Tenants of HQM.

1.2.22.  "HQM Option Agreement" means the Purchase Option Agreement, dated as of October 31, 2002, between LIC and the affiliate Tenants of HQM described as Buyer therein.

1.2.23.  "HQM Termination Agreement" means the Termination Agreement, dated as of the Closing Date, between LIC and the affiliate Tenants of HQM.

1.2.24.  "Inspection Period" as defined in Section 8.1.3(a) hereof.

1.2.25.  "Land" as defined in Section 1.2.54.

1.2.26.  "L/C Agreement" means the Letter of Credit Agreement, dated as of the Closing Date, between Sellers and Buyers.

1.2.27.  "Letter of Credit" means the Letter of Credit, as defined in the L/C Agreement, in the amount of Three Million Dollars ($3,000,000), caused to be provided by Sellers to Buyers.

1.2.28.  "LIC" means Litchfield Investment Company, L.L.C.

1.2.29.  "Litchfield Master Leases" means, collectively, the Nexion Master Lease, the HQM Master Lease and the Peak Master Lease.

1.2.30.  "Material Adverse Change" means any changes that materially and adversely impacts any of the businesses, operations or financial condition of the Tenants or the Facilities, whether taken as a whole or as a group under the Nexion Master Lease, the HQM Master Lease or the Peak Master Lease, which are directly caused by any Acts of God, acts of public enemies or terrorists, war, other military conflicts, blockades, insurrections, riots, epidemics, quarantine restrictions, landslides, lightning, earthquake, fires, conflagration, storms, floods, washouts, civil disturbances, or any actions of any Governmental Entity.

1.2.31.  "McGee" means Michael S. McGee.

1.2.32.  "Nexion" means Nexion Health, Inc.

1.2.33.  "Nexion Master Lease" means the Master Lease Agreement, dated as of November 1, 2002, between the Sellers described as Landlord therein and the affiliate Tenants of Nexion described as Tenant therein.

1.2.34.  "Nexion-Omega Master Lease" means the Amended and Restated Master Lease, dated as of the Closing Date, between OHI-LA and the affiliate Tenants of Nexion.

1.2.35.  "Nexion Termination Agreement" means the Termination Agreement, dated as of the Closing Date, between the applicable Sellers and the affiliate Tenants of Nexion.

1.2.36.  "NRS" means NRS Ventures, L.L.C.

1.2.37.  "OHI-CO" means OHI Asset (CO), LLC.

1.2.38.  "OHI-LA" means OHI Asset (LA), LLC.

1.2.39.  "Omega" means Omega Healthcare Investors, Inc., a Maryland corporation.

1.2.40.  "Omega Master Leases" means, collectively, the Nexion-Omega Master Lease and the HQM-Omega Master Lease.

1.2.41.  "Peak Assignment Agreement" means the Assignment and Assumption Agreement with respect to the Peak Master Lease, dated as of the Closing Date, between OHI-CO and the applicable Sellers.

1.2.42.  "Peak First Refusal Agreement" means the Right of First Refusal Agreement, dated as of October 31, 2002, between the applicable Sellers described as Seller therein and Peak No. 2.

1.2.43.  "Peak Guaranty" means the Guaranty, entered into as of October 31, 2002, by Peak Medical for the benefit of the applicable Sellers described as Landlord therein.

1.2.44.  "Peak Guaranty Assignment" means the Assignment Agreement with respect to the Peak Guaranty, dated as of the Closing Date, between OHI-CO and the applicable Sellers, with the written consent thereto from Peak Medical.

1.2.45.  "Peak Master Lease" means the Master Lease Agreement, dated as of October 31, 2002, between the Sellers described as Landlord therein and Peak No. 2.

1.2.46.  "Peak Medical" means Peak Medical Corporation.

1.2.47.  "Peak No. 2" means Peak Medical Colorado No. 2, Inc.

1.2.48.  "Peak Properties" as defined in Section 3 hereof.

1.2.49.  "Permitted Exceptions" as defined in Section 7.1 hereof.

1.2.50.  "Personalty" means, collectively, all fixtures, machinery, furniture, equipment, beds, and other tangible personal property owned by Sellers that is attached to, located at or used in the physical occupancy or operation of the Facilities and the Properties.

1.2.51.  "Property" or "Properties" as defined in Section 1.1 hereof.

1.2.52.  "Property Licenses" as defined in Section 6.1.5 hereof.

1.2.53.  "Purchase Price" as defined in Section 5.1 hereof.

1.2.54.  "Real Estate" or "Premises" means, collectively, all of the land situated at the addresses listed on Exhibit C hereto and more particularly described in the legal descriptions attached hereto as Exhibit D (collectively, the "Land"), together with and including Sellers' rights, title and interests in and to all of the rights, privileges, easements, transferable consents, authorizations, variances or waivers, licenses, permits and approvals, hereditaments and other appurtenances relating to the Land, and together with Sellers' rights, title and interests in and to all of the buildings, improvements and fixtures now or hereafter erected or located on the Land (collectively, the "Buildings").

1.2.55.  "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the environment, including the movement of any Hazardous Substance or other substance through or in the air, soil, surface water, groundwater, or property.

1.2.56.  "Relevant Date" means, with respect to any Material Adverse Change impacting the business, operations or financial condition of the Tenants or the Facilities, July 27, 2006.

1.2.57.  "Remedial Action" means any action required under any Environmental Laws to (a) clean up, remove, treat, or in any other way address any Hazardous Substance or other substance in the environment, (b) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Substance or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the environment, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

1.2.58.  "Rosen" means Eugene H. Rosen.

1.2.59.  "Sellers" as defined in the first paragraph hereof.

1.2.60.  "Sellers Indemnified Parties" as defined in Section 15.3 hereof.

1.2.61.  "Sellers Transaction Documents" means, collectively, this Agreement, the Deeds, the Bills of Sale, the Peak Assignment Agreement, the Peak Guaranty Assignment, the L/C Agreement, and all other documents and agreements now or hereafter to be executed and delivered by Sellers pursuant to this Agreement; provided, however, that the HQM Termination Agreement and the Nexion Termination Agreement shall not be included as Sellers Transaction Documents.

1.2.62.  "Sellers' Office" means the notice address listed for Sellers in Section 14.17 hereof.

1.2.63.  "Sellers' Knowledge" means the actual knowledge of Rosen, Weinstein and McGee.

1.2.64.  "Surveys" means the existing land surveys with respect to the Properties.

1.2.65.  "Survival Termination Date" as defined in Section 17 hereof.

1.2.66.  "Tenants" means the affiliates of Nexion, the affiliates of HQM, and Peak, which are listed as Tenants on Exhibit C hereto.

1.2.67.  "Title Company" as defined in Section 5.1 hereof.

1.2.68.  "Transaction Documents" means, collectively, the Buyers Transaction Documents and the Sellers Transaction Documents.

1.2.69.  "Weinstein" means Bruce Weinstein.

2.  Delivery of Omega Master Leases, Nexion Termination Agreement, HQM Termination Agreement, Peak Assignment Agreement, Peak Guaranty Assignment, L/C Agreement and Exhibits and Schedules to this Agreement. On or before May 31, 2006, (a) Buyers shall deliver to Sellers the fully executed Omega Master Leases, (b) Sellers shall deliver to Buyers the fully executed HQM Termination Agreement and Nexion Termination Agreement, (c) the applicable Sellers and OHI-CO shall execute and deliver the Peak Assignment Agreement, (d) the applicable Sellers, OHI-CO and Peak Medical shall execute and deliver the Peak Guaranty Assignment, and (e) Sellers and Buyers shall execute and deliver the L/C Agreement. On or before May 15, 2006, Sellers shall deliver to Buyers Exhibits C and D and Schedules 6.1.2, 6.1.3, 6.1.6, 6.1.7 and 15.1(c) hereto.

3.  Peak First Refusal Agreement. On or before May 25, 2006, the applicable Sellers shall provide written evidence to OHI-CO that they have complied with their obligations under the Peak First Refusal Agreement, resulting in Peak No. 2 exercising or failing to exercise its right to acquire those Properties covered by the Peak First Refusal Agreement (collectively, the "Peak Properties"). If Peak No. 2 exercises its right under the Peak First Refusal Agreement, then the Peak Properties shall be removed from being subject to sale and purchase under this Agreement and the Purchase Price shall be reduced by the amount associated with the Peak Properties on Exhibit C hereto; provided, however, if Peak No. 2 does not consummate its acquisition of the Peak Properties at the Closing, then the Closing shall be postponed and this Agreement shall be automatically extended for up to thirty (30) days so that Buyers shall acquire the Properties with the Peak Properties included and the Purchase Price shall be increased by the amount associated with the Peak Properties on Exhibit C hereto. It is expressly understood by the parties hereto that at the Closing, Sellers will sell all (and in no event some) of the Properties to Buyers and, if applicable, Peak No. 2.

4.  HQM Option Agreement. The HQM Termination Agreement shall include provisions for the termination of the HQM Option Agreement.

5.  Purchase Price; Disbursement of Purchase Price and Closing Documents at Closing.

5.1.  Purchase Price. The total purchase price payable by Buyers to Sellers for the Properties shall be the sum of One Hundred Seventy Million Dollars ($170,000,000) (the "Purchase Price"), which Purchase Price shall be allocated among the Properties in accordance with Exhibit C hereto. At the Closing, an amount equal to the Purchase Price shall be deposited by Buyers with First American Title Insurance Company of New York (the "Title Company") by wire transfer of same day funds.

5.2.  Disbursement of Purchase Price and Closing Documents at Closing. Upon written notice from Sellers and Buyers to the Title Company that all conditions to Closing set forth in this Agreement have been satisfied or, as to any condition not satisfied, waived in writing by the party intended to be benefited thereby, on the Closing Date the Title Company shall distribute the following documents and funds in the following manner:

5.2.1.  cause the Deeds delivered by Sellers pursuant to Section 9.2.1 hereof to be recorded in the official records of the applicable counties where the Properties are located;

5.2.2.  cause the mortgage discharges and UCC-3 Termination Statements delivered by Sellers pursuant to Section 9.2.2 hereof to be recorded in the official records of the applicable counties and states where the Properties are located;

5.2.3.  deliver to Buyers all documents that are required to be delivered by Sellers to Buyers pursuant to Section 9.2 hereof; and

5.2.4.  deliver to Sellers (a) all documents that are required to be delivered by Buyers to Sellers pursuant to Section 9.3 hereof and (b) the Purchase Price and such other funds, if any, as may be due to Sellers by reason of credits under this Agreement, less the items chargeable to Sellers under this Agreement.

6.  Representations and Warranties.

6.1.  Representations and Warranties by Sellers. Sellers each represent and warrant to Buyers as follows:

6.1.1.  Organization. Sellers are each a limited liability company duly organized and validly existing under the laws of the state noted for each of Sellers on Exhibit A hereto.

6.1.2.  Power and Authority. Except as set forth on Schedule 6.1.2  hereto, Sellers have the right, power, and authority to execute and deliver this Agreement and the other Sellers Transaction Documents and to perform all Sellers' obligations arising under this Agreement and under the other Sellers Transaction Documents. Except as set forth on Schedule 6.1.2 hereto, this Agreement and the other Sellers Transaction Documents do and will each constitute legal, valid, and binding obligations of Sellers, enforceable in accordance with their respective provisions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity. Except as set forth on Schedule 6.1.2 hereto, Sellers have duly and properly taken or obtained or caused to be taken or obtained all action necessary for Sellers (a) to enter into and to deliver this Agreement, the other Sellers Transaction Documents and any and all other documents and agreements executed by Sellers in connection herewith and therewith and (b) to carry out the terms of this Agreement and the other Sellers Transaction Documents and the transaction contemplated by them.

6.1.3.  No Conflict. Except as set forth on Schedules 6.1.2 and 6.1.3 hereto, Sellers' execution, delivery, and performance of this Agreement and the other Sellers Transaction Documents do not and will not (a) contravene any provision of any existing law or regulation, judgment, order, decree, or injunction, or other legal requirement, (b) result in a breach of or require consent pursuant to any lease, indenture, mortgage, agreement, guaranty, or other document by which Sellers or the Premises is bound or otherwise affected, or (c) require a filing or registration with, or the consent or approval of, any Government Entity other than with respect to any applicable state licensing agencies.

6.1.4.  Title to the Properties. To Sellers' Knowledge, Sellers have not engaged in any act or omission to act so as to cause any encumbrances or restrictions to affect or relate to the Real Estate or the Properties other than the Permitted Exceptions and those mortgages, liens, encumbrances and security interests to be released or satisfied in accordance with Section 7 hereof; provided, however, that issuance of the Title Insurance Policies by the Title Company to Buyers at the Closing, as described in Section 8.1.4 hereof, shall be deemed to satisfy the obligations of Sellers with respect to title to the Properties under Section 7.1 hereof and, as such, the representation in this Section 6.1.4 shall not survive the Closing.

6.1.5.  Licenses and Accreditations. To Sellers' Knowledge, based solely on the lack of receipt of written notices addressed to Sellers' Office to the contrary, there is not currently pending or threatened (a) any action or proceeding to revoke, withdraw or suspend any of the Property Licenses or (b) any judicial or administrative agency judgment or decision not to renew any of the Property Licenses. As used herein, the term "Property Licenses" shall mean all local, state and federal licenses and Medicare and Medicaid accreditations necessary to operate the Facilities.

6.1.6.  Real Estate. Except as set forth on Schedule 6.1.6 hereto, to Sellers' Knowledge, Sellers have received no written notices that any part of the Real Estate is currently subject to condemnation proceedings and no such condemnation or taking is threatened or contemplated. To Sellers' Knowledge, Sellers have received no written notices of any public improvements which may result in special assessments against or otherwise affect the Real Estate. Other than Permitted Exceptions, the matters disclosed on the Surveys, and as set forth on Schedule 6.1.6 hereto, to Sellers' Knowledge, based solely upon the lack of receipt of written notice addressed to Sellers' Office to the contrary, there are no facts that would adversely affect the possession, use or occupancy of the Real Estate.

6.1.7.  Litigation. Except as set forth on Schedule 6.1.7 hereto, (a) Sellers are not currently (i) a party to any lawsuits, claims, administrative proceedings or other pending proceedings, or (ii) bound by any orders, judgments, injunctions, decrees or settlement agreements under which Sellers may have continuing obligations as of the date of this Agreement or as of the date of Closing, any or all of which under subsections (i) or (ii) are likely to restrict or affect in any material respect the ownership of the Properties, (b) to Sellers' Knowledge, based solely on the lack of receipt of written notices addressed to Sellers' Offices to the contrary, there (i) exists no violation by Sellers or against the Real Estate of any law, rule, regulation, ordinance or order of any court or governmental department, commission, board, bureau, agency or instrumentality, or (ii) are no lawsuits, claims, administrative proceedings or other proceedings now pending or threatened involving Sellers or the Properties, any or all of which under subsections (i) or (ii) are likely to restrict or affect in any material respect the ownership of the Properties. To Sellers' Knowledge, the right or ability of Sellers to consummate the transactions contemplated by this Agreement has not been challenged by any Governmental Entity or any other person. Notwithstanding anything contained in this Section 6.1.7, this section shall not be deemed to apply to, relate to, or involve any litigation, claim or proceeding (threatened or pending) (1) to which any of the Tenants is a party and none of Sellers is a party, or (2) that relates solely to the operations or leasing of the Facilities on or after November 1, 2002.

6.1.8.  Representations and Warranties as of the Closing. The representations and warranties made by Sellers pursuant to this Section 6.1 shall be true and correct in all material respects on and as of the date of the Closing as though such representations and warranties had been made on and as of the date of the Closing.

6.2.  Representations and Warranties by Buyers. Buyers represent and warrant to Sellers as follows:

6.2.1.  Organization. Buyers are each a limited liability company duly organized and validly existing under the laws of the state noted for each of Buyers on Exhibit B hereto.

6.2.2.  Power and Authority. Buyers have the right, power, and authority to execute and deliver this Agreement and the other Buyers Transaction Documents and to perform all Buyers' obligations arising under this Agreement and under the Buyers Transaction Documents. This Agreement and the other Buyers Transaction Documents do and will each constitute legal, valid, and binding obligations of Buyers, enforceable in accordance with their respective provisions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity. Buyers have duly and properly taken or obtained or caused to be taken or obtained all action necessary for Buyers (a) to enter into and to deliver this Agreement, the other Buyers Transaction Documents and any and all other documents and agreements executed by Buyers in connection herewith and therewith and (b) to carry out the terms of this Agreement and the other Buyers Transaction Documents and the transaction contemplated by them.

6.2.3.  No Conflict. Buyers' execution, delivery, and performance of this Agreement and the other Buyers Transaction Documents do not and will not (a) contravene any provision of any existing law or regulation, judgment, order, decree, injunction or other legal requirement, (b) result in a breach of or require consent pursuant to any lease, indenture, mortgage, agreement, guaranty or other document by which Buyers are bound or otherwise affected, or (c) require a filing or registration with, or the consent or approval of, any Governmental Entity.

6.2.4.  Solvency. To Buyers' Knowledge, Omega is not insolvent nor will Omega be rendered insolvent by the consummation of the transactions contemplated by this Agreement.

6.2.5.  Governmental Entity Challenges. To Buyers' Knowledge, the right or ability of Buyers to consummate the transactions contemplated by this Agreement has not been challenged by any Governmental Entity or any other person.

6.2.6.  Representations and Warranties as of the Closing. The representations and warranties made by Buyers pursuant to this Section 6.2 shall be true and correct in all material respects on and as of the date of the Closing as though such representations and warranties had been made on and as of the date of the Closing.

7.  Title.

7.1.  Permitted Exceptions. The Properties are sold and are to be conveyed subject to the matters listed on Schedule 7.1 hereto (collectively, the "Permitted Exceptions"). It is a condition precedent to the obligation of Buyers to consummate the transactions hereunder at the Closing that Sellers shall convey good, indefeasible and insurable fee simple title to the Real Estate to Buyers at the Closing, free and clear of all liens, mortgages and security interests and subject only to the Permitted Exceptions. The Personalty shall be conveyed to Buyers at the Closing free and clear of all liens and security interests, subject, however, to Tenants' compliance under the applicable terms of the Litchfield Master Leases.

7.2.  Standard. Sellers shall give and Buyers shall accept such title as the Title Company shall approve and insure under the usual form of policy, at regular rates, subject to the usual title-policy exclusions and exceptions and the Permitted Exceptions.

7.3.  Evidence of Title; Surveys and Environmental Reports; Omega Board Approval.

7.3.1.  Title Reports and Commitments. After delivery of all the documents described in Section 2 hereof, Buyers may order title reports and commitments (collectively, the "Commitments"), including appropriate UCC and litigation searches of Sellers and the Properties, zoning letters, and also requesting legible copies of all title exceptions referred to in the Commitments, from the Title Company and shall cause copies of the Commitments, UCC and litigation searches, zoning letters, and supporting documentation to be promptly forwarded to Sellers and Sellers' counsel.

7.3.2.  Title Insurance Policies. The premiums for the Title Insurance Policies to be issued to Buyers at the Closing shall be paid by Sellers.

7.3.3.  Surveys and Environmental Reports. After execution of this Agreement, Sellers shall provide Buyers with copies of all the existing Surveys and environmental reports for the Properties in Sellers' possession. After delivery of all the documents described in Section 2 hereof, Buyers shall order new updated Surveys and new environmental reports (and Buyers shall cause such environmental reports to acknowledge that Sellers are deemed to be third party beneficiaries of such environmental reports). The cost to update the Surveys shall be paid by Sellers (provided, however, in the event that the transactions contemplated by this Agreement are not consummated as a result of Buyers terminating this Agreement for reasons other than under subsection (i) of Section 10.1 hereof, then Buyers shall reimburse Sellers for the cost to update the Surveys) and the cost to update the environmental reports shall be paid by Buyers. Consistent with the terms of the Litchfield Master Leases, Sellers shall cooperate with Buyers with respect to obtaining, re-certifying or updating the Surveys and the environmental reports.

7.4.  Title Matters and Updated Surveys. Subject to the terms of this Section 7.4 and Buyers' standard of conduct described in Section 8.3 hereof, Buyers shall have until (a) July 17, 2006 to notify Sellers of any objections that Buyers may have to matters described in those Commitments and updated Surveys received by Buyers before July 10, 2006 and (b) the Closing to notify Sellers of any objections that Buyers may have to matters described in (i) those Commitments and updated Surveys received by Buyers on or after July 10, 2006, or (ii) any new matters described in any amendments, supplements or modifications to those Commitments and updated Surveys received before July 10, 2006, and not previously disclosed to Buyers. Any title encumbrances or exceptions which are set forth in the marked up Commitments delivered by the Title Company at the Closing and in the final updated Surveys shall be included as Permitted Exceptions. In the event that, within the time period described above, Buyers object to any matters described in the Commitments and the updated Surveys, then Sellers shall have until the Closing in which to satisfy Buyers' objections; provided, however, that Sellers may elect to extend the date of Closing for up to fifteen (15) days in order to satisfy those objections from Buyers covered by subsection (b) above. In the event that Sellers shall be unable or unwilling (it being acknowledged that Sellers only obligation is to comply with the standard of conduct described in Section 8.3 hereof; provided, however, Sellers shall have no obligation to expend any monies to cure any objections) to satisfy Buyers' objections, then Buyers shall have the option to either (i) waive Buyers' objections and purchase the Properties at the Closing, in which case the waived objections shall become Permitted Exceptions or (ii) elect to terminate this Agreement. Upon election to terminate this Agreement, this Agreement shall be deemed canceled and neither party shall have any further obligations to the other under this Agreement, except those specifically stated to survive the termination of this Agreement.

7.5.  Removal of Mortgages, Liens and Other Encumbrances. If at the Closing there are any mortgages, liens or other encumbrances that Sellers are obligated to pay and discharge, then Sellers shall use a portion of the Purchase Price to satisfy the same and shall concurrently deliver to Buyers at the Closing instruments in recordable form sufficient to satisfy such mortgages, liens and encumbrances of record (and sufficient for the Title Company to omit the same from Buyers' Title Insurance Policies), together with the cost of recording or filing those instruments. The existence of any such mortgages, liens and other encumbrances shall not be considered objections to title if Sellers shall have complied with the foregoing requirements.

7.6.  Payment of Purchase Price. Buyers shall provide all funds to be paid at the Closing pursuant to Section 5 hereof through wire transfer of immediately available funds to the Title Company.

7.7.  Omega Board of Directors Resolutions. Within forty-five (45) days after execution of this Agreement by Sellers and Buyers, Buyers shall provide Sellers with a copy of the resolutions of the Board of Directors of Omega approving the transactions contemplated by this Agreement.

8.  Conditions Precedent.

8.1.  For Buyers. The obligations of Buyers under this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, any one or more of which may be waived in writing by Buyers to the extent permitted by applicable law:

8.1.1.  Representations and Warranties. The representations and warranties of Sellers set forth in this Agreement and the other Sellers Transaction Documents shall be true and correct in all material respects on and as of the date of the Closing as though made on and as of the date of the Closing, except to the extent any such representation or warranty expressly is made as of an earlier date or with respect to a particular period, in which case such representation or warranty shall have been true and correct in all material respects as of such date or with respect to such period.

8.1.2.  Performance. Sellers shall have performed or complied in all material respects with all covenants and agreements required by this Agreement and the other Sellers Transaction Documents to be performed or complied with by Sellers on or prior to the date of the Closing.

8.1.3.  Due Diligence. Buyers shall be satisfied in their sole discretion with the results of all due diligence with respect to the Properties, including the financial condition and operating history of the Tenants and the Facilities, the state of title for the Properties and the environmental and physical condition of the Properties.

(a)  Buyers shall have the period from the date this Agreement is signed by Sellers and Buyers until July 27, 2006 (the "Inspection Period"), in which to conduct due diligence with respect to the financial condition and operating history of Tenants and the Properties, the environmental and physical condition of the Properties, determine the appraised value of the Properties, and review other matters affecting Tenants and the Properties, including, but not limited to, the following: (i) obtain access to and review all books and records of Tenants and the Properties in the custody or control of Sellers and Tenants as may be reasonably required by Buyers, (ii) order new environmental reports (Phase I and, if required, Phase IIs) for the Properties, (iii) order new property condition assessments and engineering reports for the Properties, (iv) obtain copies of Tenants' current insurance policies and certificates, (v) order new MAI appraisals of the Properties, (vi) confirm the licensure, certificate of need and Medicare/Medicaid reimbursement status of Tenants and the Facilities, (vii) confirm any licensure or certificate of need change of ownership issues in Colorado, Florida, Idaho, Louisiana or Texas resulting from the sale of the Properties and the execution of the Omega Master Leases and the Peak Assignment Agreement, and (viii) such other due diligence activities materials and information as Buyers may conduct, obtain or otherwise reasonably request from Sellers and/or Tenants.

(b)  During the Inspection Period, and thereafter until the Closing hereof, so long as this Agreement has not been terminated, Sellers shall provide (or cause Tenants to provide, consistent with the terms of the Litchfield Master Leases) Buyers, their officers, employees, members, agents, contractors, engineers, consultants, licensees and assignees (i) access to all the books, contracts, and other records of Sellers (as they relate to the Tenants, the Facilities and the Properties), the Tenants, the Facilities and the Properties as Buyers may reasonably request and require in connection with the due diligence activities described in subsection (a) above and (ii) access to the Properties for the purpose of making any and all examinations and investigations of the Properties as Buyers may reasonably request and require in connection with the due diligence activities described in subsection (a) above; provided, however, that access to the Properties by Buyers must be approved, in advance, by the applicable Tenant of such Property being accessed, which approvals Sellers shall obtain for Buyers, consistent with the terms of the Litchfield Master Leases. Buyers covenant that the due diligence activities shall be undertaken in a manner as to not interfere in any material respect with the operations of the Properties.

(c)  Buyers shall not suffer or permit the filing of any mechanic's liens as a result of Buyers' due diligence activities under this Section 8.1.3 (and to the extent such mechanic's liens are or may be filed as a result of such due diligence activities, such mechanic's liens, or the right to file such liens, shall be deemed Permitted Exceptions). In the event Buyers fail to close the transactions contemplated by this Agreement, Buyers shall be liable to Sellers for the repair of any damage to the Properties occurring as a result of any such due diligence activities.

8.1.4.  Title Insurance Policies. The Title Company shall have issued the Title Insurance Policies to Buyers with respect to the Properties in the form of the marked up Commitments signed and delivered at the Closing.

8.1.5.  Delivery of Sellers Closing Items. Sellers shall have delivered or caused to be delivered at the Closing the items described in Section 9.2 hereof.

8.2.  For Sellers. The obligations of Sellers under this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, any one or more of which may be waived in writing by Sellers to the extent permitted by applicable law:

8.2.1.  Representations and Warranties. The representations and warranties of Buyers set forth in this Agreement and the other Buyers Transaction Documents shall be true and correct in all material respects on and as of the date of the Closing as though made on and as of the date of the Closing, except to the extent any such representation or warranty expressly is made as of an earlier date or with respect to a particular period, in which case such representation or warranty shall have been true and correct in all material respects as of such date or with respect to such period.

8.2.2.  Performance. Buyers shall have performed or complied in all material respects with all covenants and agreements required by this Agreement and the other Buyers Transaction Documents to be performed or complied with by Buyers on or prior to the date of the Closing.

8.2.3.  Delivery of Buyers Closing Items. Buyers shall have delivered or caused to be delivered at the Closing the items described in Section 9.3 hereof.

8.3.  Buyers' and Sellers' Due Diligence and Commercially Reasonable Efforts in Satisfying Conditions Precedent. Buyers must use due diligence and commercially reasonable efforts in seeking to satisfy all the conditions precedent set forth in Section 8.1 hereof. In addition, except as otherwise specifically set forth in Section 7.4, Sellers must use due diligence and commercially reasonable efforts in seeking to satisfy all the conditions precedent set forth in Section 8.2 hereof.

9.  The Closing.

9.1.  Closing and Closing Date.

9.1.1.  The closing of the transaction under this Agreement (the "Closing"), shall take place on a date mutually agreed upon by Sellers and Buyers in accordance with the procedure described in Section 5.2 hereof, by delivery of the appropriate Closing documents and funds to the Title Company, but in no event shall the Closing occur later than August 1, 2006, unless such date is extended by mutual agreement of Sellers and Buyers. Upon consummation of the transactions contemplated by this Agreement, the Closing shall be deemed to be effective and the transfer of the Property shall be deemed to have occurred as of 12:01 a.m. local time on the actual Closing date agreed to by Sellers and Buyers (the "Closing Date").

9.2.  Sellers' Deliveries. At the Closing, Sellers shall deliver or cause to be delivered in accordance with Section 5.2 hereof to Buyers the following, all in form and substance reasonably acceptable to Sellers and Buyers:

9.2.1.  The Deeds for the Real Estate, duly executed and acknowledged by Sellers and in proper form for recording, so as to convey to Buyers fee simple title to the Real Estate, free of all encumbrances other than the Permitted Exceptions;

9.2.2.  Mortgage discharges and UCC-3 Termination Statements in respect of all mortgages, liens or other encumbrances on the Properties in proper form for recording;

9.2.3.  The Bills of Sale, duly executed and acknowledged by Sellers, transferring to Buyers all of the Personalty;

9.2.4.  The Letter of Credit, in the amount of Three Million Dollars ($3,000,000), for the benefit of Buyers;

9.2.5.  A legal opinion from counsel to Sellers regarding the matters described in Sections 6.1.1, 6.1.2 and 6.1.3 hereof;

9.2.6.  Such affidavits as the Title Company shall reasonably require in order to omit from its Title Insurance Policies all exceptions, except for standard exceptions, judgments, bankruptcies or other returns against persons or entities whose names are the same as or similar to Sellers' name;

9.2.7.  A certification of non-foreign status, in form required by the Internal Revenue Code Section 1445 and the regulations issued thereunder, duly executed by Sellers under penalty of perjury. Sellers understand that such certification will be retained by Buyers and will be made available to the Internal Revenue Service on request;

9.2.8.  A certificate of Sellers to the effect that the representations and warranties of Sellers set forth in this Agreement and the other Sellers Transaction Documents, are true and correct in all material respects as of the date of Closing;

9.2.9.  The original certificates of title to any motor vehicles included within the Personalty relating to the Properties;

9.2.10.  A copy of the written notice of the Peak Assignment Agreement provided by the applicable Sellers to Peak No. 2; and

9.2.11.  Such other documents as Buyers may reasonably request in order to further the purposes of this Agreement, duly executed and, where appropriate, acknowledged, and in recordable form.

9.3.  Buyers' Deliveries. At the Closing, Buyers shall deliver to Sellers the following or cause to be delivered in accordance with Section 5.2 hereof to Sellers the following, all in form and substance reasonably acceptable to Sellers and Buyers:

9.3.1.  The Purchase Price;

9.3.2.  A certificate of Buyers to the effect that the representations and warranties of Buyers set forth in this Agreement and the other Buyers Transaction Documents, are true and correct as of the date of Closing;

9.3.3.  Such other documents as Sellers may reasonably request in order to further the purposes of this Agreement, duly executed and, where appropriate, acknowledged, and in recordable form; and

9.3.4.  A legal opinion from counsel to Buyers regarding the matters described in Sections 6.2.1, 6.2.2 and 6.2.3 hereof.

9.4.  Possession. At the Closing, Sellers shall deliver to Buyers possession of the Properties, free and clear of all leases, purchase options, rights of first refusal, tenancies, and/or other rights of occupancy or acquisition of any kind (other than the Omega Master Leases, the Peak Master Lease and any resident leases), and otherwise in the condition required by this Agreement, together with all of the Personalty located at the Properties. Sellers covenant that they will not remove any Personalty from the Properties after the date of this Agreement and through the Closing Date, except items replaced or upgraded with items of equal or greater value.

9.5.  Transfer Costs; Tax and Information Returns.

9.5.1.  All real property transfer taxes, sales taxes, and any other similar taxes with respect to the transfer of the Properties and the Personalty shall be paid for at the Closing by Sellers.

9.5.2.  Sellers and Buyers shall duly execute, acknowledge where appropriate, and deliver all tax returns and information returns necessary and proper in connection with this transaction.

9.5.3.  The provisions of this Section 9.5 shall survive the Closing.

9.6.  Concurrent Conditions. All deliveries, exchanges, and other actions to be taken at the Closing shall be deemed to occur simultaneously, and the performance of all such actions shall be concurrent conditions to all other such actions.

10.  Remedies.

10.1.  Right to Terminate this Agreement. In addition to the termination right set forth in Section 7.4 hereof, this Agreement and the transactions contemplated hereby may be terminated by written notice given in accordance with Section 14.17 hereof, as follows:

(a)  by the mutual written agreement of Buyers and Sellers at any time prior to the Closing;

(b)  by either Buyers or Sellers if the requirements in the first sentence of Section 2 hereof are not satisfied on or before May 31, 2006 or by Buyers if the requirements in the second sentence of Section 2 hereof are not satisfied on or before May 15, 2006;

(c)  by Buyers if the requirements under Section 3 hereof are not satisfied on or before May 25, 2006; provided, however, in no event may Buyers terminate this Agreement under this subsection (c) as a result of Peak No. 2 exercising its rights to acquire the Peak Properties under the Peak First Refusal Agreement;

(d)  by Buyers if the requirements under Section 4 hereof are not satisfied;

(e)  by either Sellers or Buyers if the Closing shall not have occurred at or before 11:59 p.m. EDT on August 1, 2006, unless such date is extended by mutual agreement of Sellers and Buyers;

(f)  by Buyers if a Material Adverse Change occurs or is found to have occurred after the Relevant Date;

(g)  by Buyers or Sellers if the Board of Directors of Omega fails to approve the transactions contemplated by this Agreement and in the timeframe set forth in Section 7.7 hereof;

(h)  by Buyers prior to 11:59 p.m. EDT on July 27, 2006 as a result of the examinations and investigations of Tenants and the Properties described in Section 8.1.3(a) hereof and conducted during the Inspection Period;

(i)  by Buyers, by reason of the breach, inaccuracy or non-fulfillment of any representation, warranty, covenant, obligation or agreement by Sellers under this Agreement; or

(j)  by Sellers, by reason of the breach, inaccuracy or non-fulfillment of any representation, warranty, covenant, obligation or agreement by Buyers under this Agreement.

10.2.  Liability for Agreement Termination. If the parties terminate this Agreement pursuant to subsections (a) through (h) of Section 10.1 hereof, then neither party shall have any further obligations to the other under this Agreement, except those specifically stated to survive the termination of this Agreement. Notwithstanding the foregoing, in the event that this Agreement is terminated under subsections (i) or (j) of Section 10.1 hereof, then the terminating party, if successful in proving its right to terminate under the applicable subsection, may recover its actual damages (but in no event consequential (e.g., profits alleged to have been realized had the transactions contemplated herein been consummated according to their terms), incidental, special, punitive or exemplary damages) incurred as a result of such termination.

11.  Closing Date Prorations.

11.1.  Items to be Prorated at Closing. If the Closing Date occurs on any date other than the first day of a calendar month, then all Rent as defined in and with respect to the Peak Master Lease shall be prorated between the applicable Sellers and OHI-CO as of the Closing Date, with appropriate credits or charges made at the Closing in accordance with Section 5.2.4 hereof.

11.2.  Errors. Any errors in calculations, apportionments or payments of Rent as defined in and with respect to the Peak Master Lease shall be corrected, adjusted and paid as soon as practicable after discovery, whether before or after the Closing Date. This Section 11.2 shall survive the Closing and any payments made by Sellers or OHI-CO under this Section 11 shall not be included in calculating the limitations on damages under Sections 16.3 or 16.7 hereof, as applicable.

12.  Further Assurances. The parties shall do such other and further acts and things, and to execute and deliver such instruments and documents, as either may reasonably request from time to time, whether at or after the Closing, in furtherance of the purposes of this Agreement and the other Transaction Documents. The obligation under this Section 12 shall survive the Closing.

13.  Brokers. Sellers and Buyers represent and warrant to each other that each has dealt with no broker or finder in connection with this Agreement or any of the transactions contemplated hereby, and knows of no broker or finder entitled to or claiming a fee, commission, or other similar compensation in connection with this Agreement or any of the transactions contemplated hereby. Sellers and Buyers shall indemnify and hold harmless each other and any affiliates or representatives of the other from and against liabilities, damages, and costs (including reasonable attorneys' fees) arising out of any claim for commissions or other compensation made by any broker or finder who shall claim to have dealt with the indemnifying party in connection with this Agreement or any of the transactions contemplated hereby. The provisions of this Section 13 shall survive the Closing or any termination of this Agreement.

14.  Miscellaneous.

14.1.  Complete Agreement; No Other Representations, Warranties or Covenants. This Agreement and the other Transaction Documents constitute the entire agreement between the parties with respect to the transactions contemplated hereunder and shall supersede all prior oral or written agreements and all contemporaneous oral negotiations, commitments and understandings. Neither Buyers nor Sellers shall be deemed to have made to the other any representations or warranties that are not expressly set forth in this Agreement or the other Transaction Documents.

14.2.  No Reliance. Each party hereto expressly disclaims reliance upon any facts, promises, undertakings or representations made by any other party, or its agents, representatives or attorneys prior to the execution of this Agreement.

14.3.  Amendment. This Agreement may not be amended, waived, superseded, renewed, extended or terminated orally, but only by an agreement in writing signed by each party or, in the case of a waiver, by the party waiving compliance.

14.4.  Captions. The captions or headings contained in this Agreement are for convenience and reference only and shall not affect the interpretation of this Agreement.

14.5.  Governing Law; Jurisdiction. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE DOMESTIC SUBSTANTIVE LAWS OF THE STATE OF MARYLAND, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICTS OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE DOMESTIC SUBSTANTIVE LAWS OF ANY OTHER JURISDICTION. SELLERS AND BUYERS HEREBY ABSOLUTELY AND IRREVOCABLY CONSENT AND SUBMIT TO THE JURISDICTION OF THE STATE COURTS OF BALTIMORE COUNTY, MARYLAND AND/OR, IF APPLICABLE, ANY FEDERAL COURT LOCATED IN SUCH COUNTY IN THE STATE OF MARYLAND, IN CONNECTION WITH ANY ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT. IN SUCH ACTION OR PROCEEDING, SELLERS AND BUYERS HEREBY ABSOLUTELY AND IRREVOCABLY WAIVE ANY OBJECTION TO VENUE.

14.6.  Certain Definitions.

14.6.1.  The words "hereof," "herein," and "hereunder," and words of similar import, shall be construed to refer to this Agreement as a whole, and not to any particular Section or provision, unless otherwise expressly provided.

14.6.2.  The word "person" when used in this Agreement shall mean any natural person, partnership, limited liability company, trust, corporation, or other form of business or legal entity.

14.6.3.  The word "mortgage" shall be deemed to mean either a mortgage or deed of trust.

14.6.4.  The word "including" shall be construed as being followed by the words "but not limited to" or "without limitation."

14.7.  Number/Gender. All words or terms used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

14.8.  Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Sellers and Buyers and their respective successors and permitted assigns. Neither this Agreement, nor any rights, interests or obligations hereunder, may be assigned or transferred, in whole or in part, by operation of law or otherwise by Buyers or Sellers without the prior written consent of the other party and any such assignment that is not consented to shall be null and void.

14.9.  Counterparts. This Agreement may be executed in multiple counterparts, each of which when so executed and delivered shall be an original, but all of which shall evidence a single agreement.

14.10.  Exhibits and Schedules. All Exhibits and Schedules referred to in this Agreement are incorporated into this Agreement by reference and shall be deemed part of this Agreement for all purposes as if set forth at length in this Agreement.

14.11.  No Joint Venture, Partnership, Agency, Etc. This Agreement shall not be construed as in any way establishing a partnership, joint venture, express or implied agency, or employer-employee relationship between Sellers and Buyers.

14.12.  No Third-Party Beneficiaries. This Agreement is for the sole benefit of Sellers and Buyers and their respective successors and permitted assigns, and no other person or entity shall be entitled to rely upon , enforce, or receive any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision hereof.

14.13.  No Waiver. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

14.14.  Remedies. Subject to the terms and conditions of Section 16 hereof, all of the rights and remedies of either party under this Agreement and the other Transaction Documents are intended to be distinct, separate, and cumulative, and no such right or remedy herein or therein mentioned is intended to be in exclusion of or a waiver of any other rights or remedies that either party may otherwise have at law or in equity.

14.15.  No Presumption. This Agreement is the result of extensive negotiations between the parties, which were all represented by counsel. The parties acknowledge and agree that in the event that any dispute arises regarding the interpretation or construction of this Agreement, this Agreement shall not be strictly construed against any party hereto by reason of the rule of construction that a document is to be construed more strictly against the party which drafted the agreement.

14.16.  Invalidity. If any term, provision, covenant or restriction of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, Sellers and Buyers shall direct that such court interpret and apply the remainder of this Agreement in the manner that it determines most closely effectuates their intent in entering into this Agreement, and in doing so particularly take into account the relative importance of the term, provision, covenant or restriction being held invalid, void or unenforceable.

14.17.  Notices. All notices, requests, demands, waivers and other communications required or to be permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given: (a) if delivered personally or sent by facsimile or e-mail, on the date received, (b) if delivered by overnight courier, on the date received, and (c) if mailed, three (3) days after mailing with postage prepaid. Any such notice shall be sent as follows:

    If to Sellers: Litchfield Investment Company, L.L.C.
    24 Bank Street
    New Milford, Connecticut 06776
    Attention: Bruce Weinstein
    Telephone: 800-350-0725
    E-mail: bruce@litchfieldcompanies.com

    With a copy to: Owens, Clary & Aiken, L.L.P.
    700 North Pearl Street, Suite 1600
    Dallas, Texas 75201
    Attention: Leighton Aiken, Esq.
    Telephone: 214-698-2103
    E-mail: laiken@oca-law.com

    If to Buyers: c/o Omega Healthcare Investors, Inc.
    9690 Deereco Road, Suite 100
    Timonium, Maryland 21093
    Attention: Daniel J. Booth
    Telephone: 410-427-8824
    E-mail: dbooth@omegahealthcare.com

    With a copy to: LeBoeuf, Lamb, Greene & MacRae LLP
    125 West 55th Street
    New York, New York 10019
    Attention: John R. Fallon, Jr., Esq.
    Telephone: 212-424-8279
    E-mail: jrfallon@llgm.com

or to such other person and/or address as shall have been specified by either party in a notice given to the other; provided, that such notice shall be effective only upon receipt.

14.18.  No Recordation of this Agreement. Neither Buyers nor Sellers shall record this Agreement or a memorandum of this Agreement.

14.19.  Time Periods. If the time period by which any acts or payments required hereunder must be performed or paid expires on a Saturday, Sunday or legal holiday, then such time period shall be automatically extended to the close of business on the next regularly scheduled business day.

14.20.  Legal and Transaction Costs. Without regard to whether (a) the transaction closes or (b) if the transaction does not close, the reason why it does not close, the responsibility for transaction costs and expenses, as between Sellers and Buyers shall be as follows: Sellers and Buyers shall pay for their own legal counsel fees and expenses, Sellers shall pay the premium costs for the title insurance to be issued to Buyers and the costs and expenses to update the Surveys, and Buyers shall pay all other due diligence costs, including appraisals, UCC and litigation searches, zoning letters, and environmental and property condition reports. All real property transfer taxes, sales taxes and other taxes regarding transfer of the Properties shall be paid by Sellers and, in accordance with Section 11.1 hereof, all Rent as defined in and with respect to the Peak Master Lease shall be prorated between the applicable Sellers and OHI-CO as of the Closing Date. The provisions of this Section 14.20 shall survive any termination of this Agreement or the Closing.

14.21.  Prevailing Party. In the event of a dispute between Sellers and Buyers with respect to the interpretation, enforcement, construction or operation of the terms and conditions of this Agreement and the other Transaction Documents, the prevailing party in connection with the resolution of such dispute, whether in a court proceeding, arbitration or otherwise, shall be entitled to collect from the other party its reasonable attorneys' fees, costs and expenses, including its costs, fees and expenses in connection with any appeals or enforcement of an attorney's fee award.

14.22.  Confidentiality. From the date of this Agreement, Sellers and Buyers agree to keep the contents of this Agreement and any discussions between the parties relating to this matter confidential and not to disclose the contents of this Agreement or such discussions to any third-party (except Sellers' lender, the Tenants, the attorneys, accountants or consultants hired by Sellers and Buyers and except for required SEC or other governmental agency disclosures) without the prior written consent of Sellers or Buyers, as applicable, except as may be required to enforce a party's rights hereunder or as a party may be legally required. Either Buyers' or Sellers' breach of the provisions of this Section 14.22 shall entitle the other to seek judicial or equitable remedies, including, but not limited to, injunctive relief.

14.23.  Exclusivity. Sellers, on behalf of themselves and their respective affiliates, agree not to enter into discussions or negotiations with, or furnish any information to, any party regarding a transaction relating to the sale, financing, managing or leasing of the Properties, unless this Agreement is terminated.

15.  Sellers' and Buyers' Indemnifications.

15.1.  Sellers' Indemnification. Subject to the limitations on liability and damages set forth in Section 16 hereof, Sellers shall jointly and severally indemnify and hold harmless Buyers and their respective affiliates, officers, members, directors, shareholders, employees, agents and assigns (collectively, the "Buyers Indemnified Parties") from and against any and all damages, losses, liabilities, obligations, claims, actions, suits, proceedings, investigations, demands, assessments, judgments, penalties, sanctions, costs, expenses, and disbursements (including, without limitation, reasonable attorneys' and consultants' fees and expenses), whether or not subject to litigation (collectively, "Claims") of any kind or character imposed upon, arising out of, in connection with, incurred or in any way attributed to or relating to (a) the breach or failure of any representation, warranty, covenant or obligation of Sellers that is contained in this Agreement or any other Sellers Transaction Documents, (b) the use, operation, ownership or management of the Properties covered by the HQM Master Lease and the Nexion

Master Lease accruing or arising prior to November 1, 2002, (c) except for any matters described on Schedule 15.1(c) hereto, provided Sellers have Sellers' Knowledge regarding the following having accrued or arose prior to November 1, 2002, (i) any of the Properties not being in compliance in all material respects with any applicable Environmental Laws, (ii) Hazardous Substances being located on or at any of the Properties, (iii) Environmental Claims being made against any of the Properties, (iv) Remedial Action being taken in respect of any of the Properties and (v) any written notice or written complaint from any Governmental Entity or third-party alleging the failure of any of the Properties to comply with any Environmental Laws, (d) except for any matters described on Schedule 15.1(c) hereto, provided Sellers have Sellers' Knowledge obtained solely by virtue of written notice received by Sellers at Sellers' Office regarding the following having accrued or arose after November 1, 2002, (i) any of the Properties not being in compliance in all material respects with any applicable Environmental Laws, (ii) Hazardous Substances being located on or at any of the Properties, (iii) Environmental Claims being made against any of the Properties, (iv) Remedial Action being taken in respect of any of the Properties and (v) any written notice or written complaint from any Governmental Entity or third-party alleging the failure of any of the Properties to comply with any Environmental Laws, (e) any and all Claims asserted by The ARBA Group (including any affiliates or owners of The ARBA Group), (f) any indemnification obligations of the applicable Sellers as Landlord under Section 15.10 of the Peak Master Lease accruing or arising prior to the date of Closing, and (g) Claims asserted by Peak No. 2 with respect to the renewal provisions in Section 2.2 of the Peak Master Lease; provided, however, that Sellers indemnification obligations with respect to this subsection (g) shall be limited to payment of the first Two Hundred Fifty Thousand Dollars ($250,000) of litigation costs and expenses incurred by OHI-CO in the defense of any lawsuit filed against OHI-CO by Peak No. 2 arising from any renewal obligations that OHI-CO may have as Landlord under Section 2.2 of the Peak Master Lease; provided, further, that any indemnification payments by Sellers under this subsection (g) shall be excluded from Sellers' limitation for damages under Section 16.3 hereof.

15.2.  Sellers' Indemnification Procedure. If the Buyers Indemnified Parties assert that Sellers are subject to a Claim for indemnification pursuant to Section 15.1, the Buyers Indemnified Parties shall promptly notify Sellers in writing of the Claim and shall describe in such notice the Claim in sufficient detail in order to permit Sellers to evaluate the nature and cause of the Claim. Sellers covenant and agree to defend, through counsel retained by Sellers, which retention shall be reasonably approved by Buyers, the Buyers Indemnified Parties on account of any of said Claims and to pay any judgment against the Buyers Indemnified Parties, or any other amount that is indicated in Section 15.1, along with all reasonable costs and expenses relative to any Claims, including attorneys' fees and expenses; provided, that the Buyers Indemnified Parties shall, nevertheless, have the right, if they so elect and at their sole cost and expense, to participate (with counsel of their choosing, which counsel must be approved by Sellers, which approval may not be unreasonably withheld) in the defense of any such Claims in which they may be a party without relieving Sellers of the obligation to defend same. To the extent applicable, the Buyers Indemnified Parties covenant not to settle or compromise any Claims without the prior written consent of Sellers, which consent may not be unreasonably withheld. Failure to comply with the preceding covenant shall be deemed a complete waiver of any rights that the Buyers Indemnified Parties have or may have under Sections 15.1 and 15.2. Any required indemnification payment shall be made within fifteen (15) days after liability for and the amount of the indemnification payment is finally determined.

15.3.  Buyers' Indemnification. Subject to the limitations on liability and damages set forth in Section 16 hereof, Buyers shall jointly and severally indemnify and hold harmless Sellers and their respective affiliates, officers, members, directors, shareholders, employees, agents and assigns (collectively, the "Sellers Indemnified Parties") from and against any and all Claims of any kind or character imposed upon, arising out of, in connection with, incurred or in any way attributed to or relating to (a) the breach or failure of any representation, warranty, covenant or obligation of Buyers that is contained in this Agreement or any other Buyers Transaction Documents, (b) any activities conducted at or upon the Properties involving due diligence activities by or for Buyers under this Agreement, except if such Claims are caused by the gross negligence or willful misconduct of Tenants and (c) any indemnification obligations of OHI-CO as Landlord under Section 15.10 of the Peak Master Lease accruing or arising on or after the date of Closing.

15.4.  Buyers' Indemnification Procedure. If the Sellers Indemnified Parties assert that Buyers are subject to a Claim for indemnification pursuant to Section 15.3, the Sellers Indemnified Parties shall promptly notify Buyers in writing of the Claim and shall describe in such notice the Claim in sufficient detail in order to permit Buyers to evaluate the nature and cause of the Claim. Buyers covenant and agree to defend, through counsel retained by Buyers which retention shall be reasonably approved by Sellers, the Sellers Indemnified Parties on account of any of said Claims and to pay any judgment against the Sellers Indemnified Parties, or any other amount that is indicated in Section 15.3, along with all reasonable costs and expenses relative to any Claims, including attorneys' fees and expenses; provided, that the Sellers Indemnified Parties shall, nevertheless, have the right, if they so elect and at their sole cost and expense, to participate (with counsel of their choosing, which counsel must be approved by Buyers, which approval may not be unreasonably withheld) in the defense of any such Claims in which they may be a party without relieving Buyers of the obligation to defend same. To the extent applicable, the Sellers Indemnified Parties covenant not to settle or compromise any Claims without the prior written consent of Buyers, which consent may not be unreasonably withheld. Failure to comply with the preceding covenant shall be deemed a complete waiver of any rights that the Sellers Indemnified Parties have or may have under Sections 15.3 and 15.4. Any required indemnification payment shall be made within fifteen (15) days after liability for and the amount of the indemnification payment is finally determined.

16.  Limitations on Liability and Payment Obligations.

16.1.  Sellers' Limitation on Liability. Under no circumstances whatsoever shall Sellers be liable for any loss of profits, loss of revenue, loss of business or other incidental, consequential, indirect, special, exemplary or punitive damages of any kind, arising out of or in connection with any and all Claims under Section 15.1 hereof, any and all other liabilities under this Agreement and the other Transaction Documents, and/or any of the transactions contemplated by this Agreement and the other Transaction Documents.

16.2.  No Personal Liability of Sellers' Members. All representations, warranties, covenants, duties, obligations and liabilities of Sellers shall be the sole responsibility of Sellers and shall be recourse solely to Sellers and their assets; provided, that Buyers' sole recourse is the Letter of Credit with respect to those Claims under Section 15.1 hereof and those breaches under this Agreement and the other Transaction Documents for which Sellers' liability for damages is limited under Section 16.3 hereof. Under no circumstances whatsoever shall any member, manager, officer, director, shareholder, employee or representative of Sellers be deemed personally liable, in contract, tort or otherwise, for any such representations, warranties, covenants, duties, obligations and liabilities arising out of or under this Agreement or the other Transaction Documents.

16.3.  Limitation on Sellers' Liability for Damages. EXCEPT FOR ANY BREACH OF THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTIONS 6.1.1, 6.1.2, 6.1.3 AND 6.1.7 HEREOF AND CLAIMS UNDER SECTIONS 15.1(b), 15.1(c), 15.1(d) AND 15.1(e) HEREOF, SELLERS' MAXIMUM AGGREGATE LIABILITY FOR DAMAGES WITH RESPECT TO CLAIMS UNDER SECTION 15.1 HEREOF AND ANY BREACH OF A REPRESENTATION, WARRANTY, COVENANT, OBLIGATION, TERM OR CONDITION UNDER THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS IS EXPRESSLY LIMITED TO THE SUM OF THREE MILLION DOLLARS ($3,000,000) IN THE EVENT THE CLOSING TAKES PLACE. EXCEPT FOR ANY BREACH OF THE RERESENTATIONS AND WARRANTIES SET FORTH IN SECTIONS 6.1.1, 6.1.2, 6.1.3 AND 6.1.7 HEREOF AND CLAIMS UNDER SECTIONS 15.1(b), 15.1(c), 15.1(d) AND 15.1(e) HEREOF, IT IS HEREBY AGREED TO BY SELLERS AND BUYERS THAT THIS SECTION 16.3 IS, AND SHALL SERVE AS, A LIMITATION ON SELLERS' LIABILITY FOR DAMAGES IN RESPECT OF CLAIMS UNDER SECTION 15.1 HEREOF AND ANY OTHER BREACHES DESCRIBED IN THIS SECTION 16.3.

                16.3.1.  Buyers' Recourse Against Letter of Credit. As set forth in this Section 16.3.1 and in the L/C Agreement, it is hereby agreed to by the parties that the Letter of Credit shall be the sole recourse for any obligation or liability owed by Sellers (or any one of them) to Buyers (or any one of them) with respect to those Claims under Section 15.1 hereof and those breaches of any representation, warranty, covenant, obligation, term or condition under this Agreement and the other Transaction Documents for which Sellers' liability for damages is limited under Section 16.3 hereof, and no other assets of Sellers (and Sellers' members) can be utilized or executed upon to satisfy or pay any liability or obligation owed by Sellers to Buyers with respect to those Claims under Section 15.1 hereof and those breaches under this Agreement and the other Transaction Documents for which Sellers' liability for damages is limited under Section 16.3 hereof.

16.4.  Intentionally Deleted.

16.5.  Buyers' Limitation on Liability. Under no circumstances whatsoever shall Buyers be liable for any loss of profits, loss of revenue, loss of business, or other incidental, consequential, indirect, special, exemplary or punitive damages of any kind, arising out of or in connection with all Claims under Section 15.3 hereof, all other liabilities under this Agreement and the other Transaction Documents, and/or any of the transactions contemplated by this Agreement and the other Transaction Documents.

16.6.  No Personal Liability of Buyers' Officers. All representations, warranties, covenants, duties, obligations and liabilities of Buyers shall be the sole responsibility of Buyers and shall be recourse solely to Buyers and their assets. Under no circumstances whatsoever shall any member, manager, officer, director, shareholder, employee or representative of Buyers be deemed personally liable, in contract, tort or otherwise, for any such representations, warranties, covenants, duties, obligations and liabilities arising out of or under this Agreement or the other Transaction Documents.

16.7.  Limitation on Buyers' Liability for Damages. EXCEPT AS OTHERWISE PROVIDED IN SECTION 16.8 HEREOF, BUYERS' MAXIMUM AGGREGATE LIABILITY FOR DAMAGES WITH RESPECT TO CLAIMS UNDER SECTION 15.3 HEREOF AND ANY BREACH OF A REPRESENTATION, WARRANTY, COVENANT, OBLIGATION, TERM OR CONDITION UNDER THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS IS EXPRESSLY LIMITED TO THE SUM OF THREE MILLION DOLLARS ($3,000,000) IN THE EVENT THE CLOSING TAKES PLACE. EXCEPT AS OTHERWISE PROVIDED IN SECTION 16.8 HEREOF, IT IS HEREBY AGREED TO BY SELLERS AND BUYERS THAT THIS SECTION 16.7 IS, AND SHALL SERVE AS, A LIMITATION ON BUYERS' LIABILITY FOR DAMAGES IN RESPECT OF CLAIMS UNDER SECTION 15.3 HEREOF AND ANY OTHER BREACHES DESCRIBED IN THIS SECTION 16.7.

16.8.  Exceptions to Limitation on Buyers' Liability for Damages. BUYERS' MAXIMUM AGGREGATE LIABILITY FOR DAMAGES WITH RESPECT TO ANY BREACH OF THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTIONS 6.2.1, 6.2.2, 6.2.3 AND 6.2.4 HEREOF IS EXPRESSLY LIMITED TO THE SUM OF THE PURCHASE PRICE; PROVIDED, HOWEVER, THAT IN ANY SUCH ACTIONS INITIATED BY SELLERS AGAINST BUYERS, SELLERS WILL NOT OBJECT TO BUYERS' INSTITUTION OF A THIRD-PARTY ACTION.

17.  Survival of Indemnifications, Obligations, Representations and Warranties. Except as otherwise provided in Section 6.1.4 hereof, the indemnifications, obligations, representations and warranties contained in this Agreement and the other Transaction Documents shall survive the Closing and remain operative and in full force for a period of two (2) years from the date of Closing (the "Survival Termination Date"); provided, however, that any Claim, demand, lawsuit or other action must be made or asserted in writing to Sellers or Buyers, as the case may be, prior to the Survival Termination Date for such indemnifications and other liabilities and obligations of Sellers and Buyers, as the case may be, to survive the Survival Termination Date. Then, in such event, such Claim, demand, lawsuit or other action shall survive the Survival Termination Date until finally resolved.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties have duly executed and delivered this Contract of Sale as of the date first above written.

SELLERS:

LARAMIE ASSOCIATES, LLC
CASPER ASSOCIATES, LLC
NORTH 12TH STREET ASSOCIATES, LLC
NORTH UNION BOULEVARD ASSOCIATES, LLC
JONES AVENUE ASSOCIATES, LLC
LITCHFIELD INVESTMENT COMPANY, L.L.C.
USTICK ROAD ASSOCIATES, LLC
WEST 24TH STREET ASSOCIATES, LLC
NORTH THIRD STREET ASSOCIATES, LLC
MIDWESTERN PARKWAY ASSOCIATES, LLC
NORTH FRANCIS STREET ASSOCIATES, LLC
WEST NASH STREET ASSOCIATES, LLC

By: /s/ Bruce Weinstein

Name: Bruce Weinstein
                                Title: Vice President and Member

BUYERS:

OHI ASSET (LA), LLC
NRS VENTURES, L.L.C.
OHI ASSET (CO), LLC

By:	Omega Healthcare Investors, Inc., as the Sole Member of each of the companies

By: /s/ Daniel J. Booth

Name: Daniel J. Booth
                                Title: Chief Operating Officer

SCHEDULES AND EXHIBITS

Exhibit A	Sellers
Exhibit B	Buyers
Exhibit C	Descriptions of Facilities
Exhibit D	Legal Descriptions of Land
Schedule 6.1.2	Power and Authority
Schedule 6.1.3	No Conflict
Schedule 6.1.6	Real Estate
Schedule 6.1.7	Litigation
Schedule 7.1	Permitted Exceptions
Schedule 15.1(c)	Environmental Matters

EXHIBIT A

SELLERS

SELLERS	STATE OF ORGANIZATION
Laramie Associates, LLC	Colorado
Casper Associates, LLC	Colorado
North 12th Street Associates, LLC	Colorado
North Union Boulevard Associates, LLC	Colorado
Jones Avenue Associates, LLC	Colorado
Litchfield Investment Company, L.L.C.	Connecticut
Ustick Road Associates, LLC	Idaho
West 24th Street Associates, LLC	Texas
North Third Street Associates, LLC	Texas
Midwestern Parkway Associates, LLC	Texas
North Francis Street Associates, LLC	Texas
West Nash Street Associates, LLC	Texas

EXHIBIT B

BUYERS

BUYERS	STATE OF ORGANIZATION
OHI Asset (LA), LLC	Delaware
NRS Ventures, L.L.C.	Kentucky
OHI Asset (CO), LLC	Delaware

EXHIBIT C

DESCRIPTIONS OF PROPERTIES/FACILITIES

PROPERTIES/ FACILITIES	SELLERS	TENANTS	BUYERS	PROPERTY/FACILITY ADDRESSES	PURCHASE PRICE
Cheyenne Mountain Care Center	Laramie Associates, LLC	Peak Medical Colorado No. 2, Inc.	OHI Asset (CO), LLC	835 Tenderfoot Hill Road Colorado Springs, Colorado 80906 719-576- 8380 719-576-5691 (fax)	$9,622,000
Cheyenne Place Retirement Center	Casper Associates, LLC	Peak Medical Colorado No. 2, Inc.	OHI Asset (CO), LLC	945 Tenderfoot Hill Road Colorado Springs, Colorado 80906 719-576-2122 719-576-1352 (fax)	$5,880,000
Mesa Manor Care Center	North 12th Street Associates, LLC	Peak Medical Colorado No. 2, Inc.	OHI Asset (CO), LLC	2901 North 12th Street Grand Junction, Colorado 81506 970-243-7211 970-245-5104 (fax)	$5,239,000
Pikes Peak Care Center	North Union Boulevard Associates, LLC	Peak Medical Colorado No. 2, Inc.	OHI Asset (CO), LLC	2719 North Union Boulevard Colorado Springs, Colorado 80906 719-636-1676 719-636-9168 (fax)	$11,225,000
Pueblo Extended Care Center	Jones Avenue Associates, LLC	Peak Medical Colorado No. 2, Inc.	OHI Asset (CO), LLC	2611 Jones Avenue Pueblo, Colorado 81004 719-564-1735 719-564-1501 (fax)	$9,034,000
Fort Myers Care & Rehabilitation Center	Litchfield Investment Company, L.L.C.	HQM of Ft. Myers, LLC	NRS Ventures, L.L.C.	13755 Gulf Club Parkway Fort Myers, Florida 33919 941-482-2848 941-482-1370 (fax)	$7,021,000
Heritage Park Care & Rehabilitation Center	Litchfield Investment Company, L.L.C.	HQM of Bradenton, LLC	NRS Ventures, L.L.C.	2302 59th Street West Bradenton, Florida 34209 941-792-8480 941-794-8905 (fax)	$7,874,000
HQM of Orange Park	Litchfield Investment Company, L.L.C.	HQM of Orange Park, LLC	NRS Ventures, L.L.C.	2029 Professional Center Drive Orange Park, Florida 32073 904-272-6194 904-272-2085 (fax)	$6,889,000
HQM of Palm Bay	Litchfield Investment Company, L.L.C.	HQM of Palm Bay, LLC	NRS Ventures, L.L.C.	1515 Port Malabar Boulevard Palm Bay, Florida 32905 407-723-1235 407-951-2630 (fax)	$7,874,000
HQM of Port Charlotte	Litchfield Investment Company, L.L.C.	HQM of Port Charlotte, LLC	NRS Ventures, L.L.C.	4033 Beaver Lane Port Charlotte, Florida 33952 941-625-3200 941-624-2358 (fax)	$10,760,000
Kenilworth Care & Rehabilitation Center	Litchfield Investment Company, L.L.C.	HQM of Sebring, LLC	NRS Ventures, L.L.C.	3011 Kenilworth Boulevard Sebring, Florida 33870 863-382-2153 863-382-2039 (fax)	$6,824,000
Winter Park Care & Rehabilitation Center	Litchfield Investment Company, L.L.C.	HQM of Winter Park, LLC	NRS Ventures, L.L.C.	2970 Scarlet Road Winter Park, Florida 32792 407-671-8030 407-671-3746 (fax)	$6,758,000
Capitol Care Center	Ustick Road Associates, LLC	Peak Medical Colorado No. 2, Inc.	OHI Asset (CO), LLC	8211 Ustick Road Boise, Idaho 83704 208-375-3700 208-322-0390 (fax)	$5,000,000
Gonzales Healthcare Center	Litchfield Investment Company, L.L.C.	Nexion Health at Gonzales, Inc.	OHI Asset (LA), LLC	905 W. Cornerview Road Gonzales, Louisiana 70737 504-647-7841 504-644-8409 (fax)	$3,720,000
Kaplan Healthcare Center	Litchfield Investment Company, L.L.C.	Nexion Health at Kaplan, Inc.	OHI Asset (LA), LLC	1300 West 8th Street Kaplan, Louisiana 70548 318-643-2300 318-643-1579 (fax)	$3,600,000
Lafayette Healthcare Center	Litchfield Investment Company, L.L.C.	Nexion Health at Lafayette, Inc.	OHI Asset (LA), LLC	325 Bacque Crescent Drive Lafayette, Louisiana 70503 318-232-0299 318-237-8162 (fax)	$1,800,000
Many Healthcare North	Litchfield Investment Company, L.L.C.	Nexion Health at Many North, Inc.	OHI Asset (LA), LLC	120 Natchitoches Highway 6 East Many, Louisiana 71449 318-256-9233 318-256-0739 (fax)	$3,840,000
Many Healthcare South	Litchfield Investment Company, L.L.C.	Nexion Health at Many South, Inc.	OHI Asset (LA), LLC	255 Middle Creek Road Many, Louisiana 71449 318-256-6281 318-256-0741 (fax)	$1,800,000
Marrero Healthcare Center	Litchfield Investment Company, L.L.C.	Nexion Health at Marrero, Inc.	OHI Asset (LA), LLC	5301 August Lane Marrero, Louisiana 70072 504-341-3658 504-347-3754 (fax)	$4,020,000
Meadowview Healthcare Center	Litchfield Investment Company, L.L.C.	Nexion Health at Minden, Inc.	OHI Asset (LA), LLC	400 Meadowview Drive Minden, Louisiana 71055 318-377-1011 318-377-9814 (fax)	$6,900,000
New Iberia Manor North	Litchfield Investment Company, L.L.C.	Nexion Health at New Iberia North, Inc.	OHI Asset (LA), LLC	1803 Jane Street New Iberia, Louisiana 70560 318-365-2466 318-365-2460 (fax)	$3,630,000
New Iberia Manor South	Litchfield Investment Company, L.L.C.	Nexion Health at New Iberia South, Inc.	OHI Asset (LA), LLC	600 Bayard Street New Iberia, Louisiana 70562 318-365-3441 318-365-0879 (fax)	$2,400,000
Claiborne Healthcare Center	Litchfield Investment Company, L.L.C.	Nexion Health at Claiborne, Inc.	OHI Asset (LA), LLC	1536 Claiborne Avenue Shreveport, Louisiana 71101 318-631-3426 318-636-4936 (fax)	$2,580,000
Thibodaux Healthcare Center	Litchfield Investment Company, L.L.C.	Nexion Health at Thibodaux, Inc.	OHI Asset (LA), LLC	1300 LaFourche Drive Thibodaux, Louisiana 70301 504-446-1332 504-446-3974 (fax)	$1,740,000
Vivian Healthcare Center	Litchfield Investment Company, L.L.C.	Nexion Health at Vivian, Inc.	OHI Asset (LA), LLC	912 S. Pecan Street Vivian, Louisiana 71082 318-375-2203 318-375-2866 (fax)	$2,400,000
Pierremont Healthcare Center	Litchfield Investment Company, L.L.C.	Nexion Health at Pierremont, Inc.	OHI Asset (LA), LLC	725 Mitchell Lane Shreveport, Louisiana 71106 318-868-2789 318-868-6375 (fax)	$5,880,000
Plainview Healthcare Center	West 24th Street Associates, LLC	Nexion Health at Plainview, Inc.	OHI Asset (LA), LLC	2510 West 24th Street Plainview, Texas 79072-1884 806-296-5584 806-296-9757 (fax)	$5,293,000
Iowa Park Healthcare Center	North Third Street Associates, LLC	Nexion Health at Iowa Park, Inc.	OHI Asset (LA), LLC	1109 North 3rd Street Iowa Park, Texas 76367 817-592-4139 817-592-4799 (fax)	$3,739,000
Midwestern Healthcare Center	Midwestern Parkway Associates, LLC	Nexion Health at Wichita Falls, Inc.	OHI Asset (LA), LLC	601 Midwestern Parkway Wichita Falls, Texas 76302-2499 817-723-0885 817-723-0634 (fax)	$5,828,000
Terrell Manor	North Francis Street Associates, LLC	Nexion Health at Terrell Manor, Inc.	OHI Asset (LA), LLC	1800 North Frances Street Terrell, Texas 75160 972-563-2652 972-563-0828 (fax)	$4,565,000
Terrell Healthcare Center	West Nash Street Associates, LLC	Nexion Health at Terrell, Inc.	OHI Asset (LA), LLC	204 West Nash Street Terrell, Texas 75160-2607 972-563-7668 972-563-2769 (fax)	$6,265,000

EXHIBIT D

LEGAL DESCRIPTIONS OF LAND

SEE ATTACHED

SCHEDULE 6.1.2

POWER AND AUTHORITY

SEE ATTACHED

SCHEDULE 6.1.3

NO CONFLICT

SEE ATTACHED

SCHEDULE 6.1.6

REAL ESTATE

SEE ATTACHED

SCHEDULE 6.1.7

LITIGATION

SEE ATTACHED

SCHEDULE 7.1

PERMITTED EXCEPTIONS

Zoning, use, and building laws, codes, regulations, and ordinances, and all other similar legal requirements, applicable to the Properties.

The state of facts the final updated Surveys and personal inspections of the Properties would show and are not objected to by Buyers under Section 7.4 hereof.

Real estate taxes, water charges, and sewer rents that become due and payable after the date of the Closing (which shall be subject to the apportionment provided for in this Agreement).

Unpaid installments of assessments that become due and payable after the date of the Closing.

All covenants, conditions, restrictions, and easements of record applicable to the Properties and not objected to by Buyers under Section 7.4 hereof.

Rights of utility companies to lay, maintain, install, and repair pipes, poles, conduits, cable boxes and similar and related utility facilities and equipment on, over, and under the Properties.

Rights, if any, of third-parties with respect to any portion of the Properties lying within the boundaries of a public or private road (subject to amendment or deletion upon approval of the final updated Surveys).

All matters described in the Commitments and the updated Surveys that are not objected to by Buyers in accordance with Section 7.4 hereof or are waived or are deemed waived by Buyers as a result of the purchase of the Properties at the Closing.

SCHEDULE 15.1(C)

ENVIRONMENTAL MATTERS

SEE ATTACHED